Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2021 relating to the financial statements of Aterian, Inc. (formerly known as Mohawk Group Holdings Inc.), appearing in the Annual Report on Form 10-K of Aterian, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York

May 28, 2021